Exhibit 10.6

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***].”  SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LEASE AGREEMENT

Address of the Leased Property	Kazım Karabekir Mah., Bekir Saydam Cad., 21.Sk. No:76 Torbalı/İZMİR

Registry of Deeds

Prefabricated Reinforced Concrete Building with a total indoor area of 14,898 m2 built on the land registered in İzmir Province, Torbalı District, Pancar Neighborhood, Gurbet Pınarı Mevkii, Sheet no: L18C01D Parcel no:537.

Type of Leased Property	It has been rented as a warehouse.

Lessor’s Name, Surname and Address	ÜSTÜNKARLI MAKİNE ANONİM ŞİRKETİ Tax No: Menderes Tax Office. 9200311775 Gölcükler MH. 798/4 SK. No:1 Menderes İZMİR

Lessee’s Name, Surname and Address	D-MARKET ELEKTRONİK HİZMETLER VE TİC. A.Ş. Boğaziçi Kur. T.O 2650179910 Kuştepe Mah. Mecidiyeköy Yolu Cad., No:12 Kat: Şişli/İstanbul

One Month Rental Equivalent	[***]

One Year Rental Equivalent	[***]

How the Rental Equivalent Will Be Paid	Rental fee is paid in cash, monthly and in advance, until the first Thursday of each relevant month.

Rental Period	2 (two) years. The rental period is divided into 2 periods of 1 year each.

Beginning of the Lease	01/09/2020

Current Status of the Leased Property	It is ready to use, completed, painted - whitewashed and in perfect condition. It is in good condition and complete with its fixtures.

What the Leased Property Will Be Used for	It will be used as a WAREHOUSE.

Declaration of Fixed Assets Delivered Together with the Leased Property

1-                                     It has 1000 KWA transformer and electrical installation.

2-                                     Lighting

3-                                     Shelter and Shelter supplies

4-                                     Warehouse interior and front side of the warehouse, rear, side, all facade places were delivered as plain concrete.

5-                                     150 M3 1 Main + 1 Spare + 1 Jockey Fire Booster Set (1 pcs)

6-                                     150 M3 Galvanized Modular warehouse (1 pcs)

7-                                     Fire Sprink Metal Pipe (6.250 MT)

8-                                     Sprink head (900 pcs)

9-                                     30 Meter Hose Fire Cabinet (14 pcs)

10-                              DN 100 Fire Hydrant (7 pcs)

11-                              Outdoor Fire Cabinet (7 pcs)

12-                              Outdoor Field Underground pipe 110 mm (500 MT)

13-                              Network Booster: DM1 3107 -ı- 100 LT tank- (Mass booster) (1 pcs)

14-                              Submersible Pump Enduro submersible 1,5 KW + control panel (1 pcs) (30 mt vertical + 250 meters horizontal 11/4 “)

15-                              Sectional door + controls 5 x 5 (10 pcs) 170 kVA Generator - GenPower GNT IDE617TG (1 pcs) (Engine brand: Inter-Direct Injection- power 1500 rpm Wn)

Fixtures delivered together with the leased property will be delivered with a report at the time of delivery of the leased property.

All stamp tax arising from two copies of the lease agreement issued in accordance with the Stamp Tax Law No. 488 shall be declared and paid by the LESSEE within its legal period and half of the amount paid shall be invoiced to the LESSOR.

PRINTED TERMS

(The provisions of these printed conditions, which are not contrary to the special conditions signed below, shall apply exactly)

1-                                    The LESSEE is obliged to use the leased property as well as its own property and not to spoil it and not to lose its virtues and reputation and reputation.

2-                                    THE LESSOR is obliged to deliver the leased property to the LESSEE in a condition suitable for the intended use in the agreement and in a way that paint, whitewash, mechanical, electrical and architectural equipment are made and the fixtures specified in this agreement are maintained and working. The LESSEE shall evacuate the leased property as received upon the termination of the agreement.

3-                                    If the leased property is rented in whole or in part to a third party other than Doğan Online and Doğan Group affiliates and group companies by the LESSEE or the allocation of division and is changed other than those specified in the special articles and if the LESSEE fails to restore it despite the warning and reasonable period given, the LESSOR is obliged to compensate the damage and loss that may occur by the LESSEE without any need to protest and make a judgment. The fact that the incidental damage was caused by a third party does not affect the right of the LESSOR to request from the first LESSEE.

4-                                    The LESSOR is obliged to make the essential repairs that must be made within the rental period as soon as it is notified by the LESSEE, at its own expense.

5-                                    Tax and substantial repair of the leased immovable property belong to the LESSOR and the cleaning, maintenance and renovation costs required for use belong to the LESSEE.

6-                                    The LESSEE is obliged to deliver the leased property to the LESSOR in the same condition. The LESSEE is obliged to fully return the fixtures and equipment contained in the leased property within the term of the agreement. If the details of both this item and the leased property and the essential parts are lost or if they fail to use them properly, the LESSEE is obliged to compensate them with their values and restore them if the LESSOR wishes.

7-                                    The LESSEE is obliged to return the leased property as received, except for wear, deterioration and decrease caused by ordinary use. The LESSEE is not responsible for any loss, deterioration and/or wear in the leased property due to its contractual use and/or ordinary use.

8-                                    The LESSEE cannot resist the visitation of the applicants and the examination of the qualifications in order to see the leased property within the last month of the agreement period.

9-                                    The LESSEE shall compensate the LESSOR for the damages and losses incurred by the LESSOR in the event that the LESSOR does not empty the leased property even though the lease period ends.

10-                             Things that do not constitute a serious danger to the health of the LESSEE or the persons living with him/her or the workers do not give the LESSEE the right and occasion to refrain from receiving the leased property and to terminate the agreement or to request a deduction from the lease in case it appears within the lease period.

11-                             The LESSEE shall be able to make all kinds of modifications and decorations without touching the static structure of the building for the use of the rented place as a workplace, provided that it informs the LESSOR and obtains its written consent. The LESSEE is free to take the add-ons and portable decorations made without damaging the main building at the time of evacuation. The LESSOR shall not claim any rights and receivables in this context provided that the leased property is returned to the LESSEE exactly as it was delivered.

12-                             The LESSEE shall be able to obtain city water, natural gas and electricity at its own expense by obtaining the written consent of the LESSOR and shall be able to construct a private antenna if there is no public antenna installation in the apartment. The costs of this equipment and its subscription fee, if any, shall belong to the LESSEE. The LESSOR and/or the ancillary expenses decided by the Site and/or the Apartment management and the costs of the leased or peripheral fixture renewal belong to the LESSOR and the LESSEE has no responsibility in this context.

SPECIAL CONDITIONS

1-                                    The LESSEE may not sub-lease the leased place, transfer the lease agreement or even transfer the right to operate the lease to someone other than Doğan Online and Doğan Group affiliates and group companies, in whole or in part, without the written consent of the LESSOR.  The LESSEE shall not abandon the leased place to others. The LESSEE cannot assign a partner. Otherwise, this agreement will be terminated and evacuated.

2-                                    The leased place shall be exclusively used as “WAREHOUSE”.  The leased property may not be used for other purposes. The LESSEE shall avoid behaviors that will disturb the comfort and peace of the people living in the environment during its use and shall not allow the spread of things such as noise, smoke, odor. Violation of this article shall be the reason for eviction and termination of this agreement.

3-                                    All expenses such as electricity, water, natural gas, internet, telephone expenses and similar expenses as well as environmental cleaning taxes, license fees and expenses, illuminated signage - advertising taxes, transformer dues and administrative expenses (doorman fee, management dues, etc.) to be deducted from the share of the leased property due to the general expenses specified in

Article 20 of the Property Ownership Law No. 634 during the lease shall be paid by the LESSEE.  The LESSEE shall make all subscriptions such as electricity, water, natural gas, internet, telephone and similar subscriptions in the leased property in its own name within 15 (fifteen) days from the date of signing the lease agreement. Liabilities arising from SSDF, environmental cleaning tax and Municipal Revenues Law and all kinds of expenses required for the use of the leased property other than property tax shall be paid by the LESSEE. Violation of this article is a reason for evacuation.

4-                                    The leased property is complete, painted-whitewashed and in perfect condition and delivered with its existing fixtures. At the time of evacuation, the fixtures will be returned in this way, complete, intact and clean. All kinds of damages and losses that may occur during the use of the LESSEE shall be eliminated by the LESSEE before the evacuation. If substantial repairs are required in the immovable property during the normal use of the LESSOR, the expenses of these substantial repairs shall be borne by the LESSOR. Periodic maintenance of fixtures, elimination of failures arising from use and related expenses shall be borne by the LESSEE. The LESSEE shall not make any changes that adversely affect the appearance and strength of the building and are contrary to the Zoning Law No. 3194 and the Zoning Regulations. Damage and malfunctions that may occur due to the modifications to be made by the LESSEE shall be eliminated by the LESSEE. The LESSEE shall be able to make all kinds of modifications and decorations for the use of the rented place as a workplace without touching the static structure of the building after informing the LESSOR and obtaining his/her written consent. The LESSEE is free to take the add-ons and portable decorations made without damaging the main building at the time of evacuation.  The LESSOR shall not claim any rights and receivables in this context provided that the leased property is returned to the LESSEE exactly as it was delivered. All necessary measures shall be taken by the LESSEE for the use of the leased immovable as a warehouse. The LESSEE examined the immovable property subject to rent and decided that it was suitable for use for warehouse purposes and required to sign a lease agreement. The LESSOR has no commitment or warranty regarding the use as a warehouse. The LESSEE shall take out “warehouse liability insurance” and “third party financial liability insurance” against possible risks and damages that may occur in the leased property during the lease period and pay its premiums.

5-                                    This lease agreement shall commence as of 01.09.2020.  The rental period is determined as 2 (two) years from 01.09.2020. The 2-year rental period is divided into 2 (two) separate periods of 1 (one) year each. Accordingly;

•                                The 1st term covers the period of 1 year between 01.09.2020 - 31.08.2021.

•                                2nd term covers the period of 1 year between 01.09.2021 - 31.08.2022.

The rental fee to be paid is [***] + VAT per month for the 1st (first) term rental year starting on 01.09.2020. Rental discount has been made for September 2020 only and the rent for September 2020 will be paid for [***] invoice at the rate of 1/2. No discount will be applied in the following months.

The rental price of the 2nd (second) term rental year, which will start on 01.09.2021, will be determined according to the twelve-month average in the consumer price index to be announced by the Turkish Statistical Institute in relation to the previous previous lease year.

Rental fees shall be deposited monthly and in advance, until the first Thursday of each month to which it relates, to the LESSOR’s account No. [***] at ([***]).

6-                                    If the immovable property is not evacuated on the basis of this 2 (two) year lease agreement and the lease agreement is renewed in one-year periods due to the law, in each new one-year lease period entered, the latest lease paid in the previous period shall be paid by increasing the rate of change in proportion to the twelve-month average in the consumer price index to be announced by the Turkish Statistical Institute in relation to the previous lease year expired without any warning. The same principle will be applied in the following years. If the state issues a new index for rent increases in the future, the new index will be taken into consideration.

7-                                    The LESSEE is not entitled to evacuate the leased property for any period of 2 (two) years. In case of evacuation before the two-year period expires, the rental fees related to the remaining part of the two-year period shall be paid by the LESSEE as a penalty. However, if the lease agreement is renewed due to the law after the expiry of the two-year lease period, the LESSEE has the right to terminate this lease agreement by giving a written notice by a notary public 3 (three) months in advance, provided that it has not fallen into default. In this case, the LESSEE shall evacuate and deliver the immovable property in accordance with the lease agreement without paying any compensation. Delivery convenience shall be proven by a delivery report to be signed by the parties.

8-                                    The addresses of the LESSEE and the LESSOR beneficial for notification are the addresses written on the front side of the agreement. If these addresses change and the new address is not notified in writing to the other party, the notifications made to these addresses shall be deemed valid. All kinds of notifications to be issued to the LESSEE by showing the leased property as an address shall be deemed to have been duly made. The address of the leased property is accepted as the legal notification address of the LESSEE in accordance with Article 35 of the Notification Law.

9-                                    After the LESSEE notifies that he/she will evacuate the leased property, the LESSOR will allow the LESSOR to hang a “Rental” sign on the leased property and those who want to rent this place will visit the leased property on Tuesdays and Saturdays of the week.  The LESSEE reserves the right to request the LESSOR to change these days. Otherwise, they will compensate for the damage.

10-                             A deposit of [***] TL shall be taken from the LESSEE including the guarantee of possible damages and losses (including non-payment of rental fees) arising from any breach of this lease agreement by the LESSEE.  The deposit to be received shall be returned to the LESSEE provided that the leased property is evacuated and delivered in a debt-free, undamaged and empty condition in accordance with the agreement. The LESSOR has the right to deduct the unpaid rent and its accessories, as well as the loss and damage costs from the deposit.

11-                             Izmir Courts and Enforcement Offices are authorized to settle disputes arising from this agreement.

12-                             The provisions of the Turkish Code of Obligations No. 6098 and the relevant legislation shall apply to the matters not covered by this agreement.

This agreement has been read and agreed by the parties and signed in two copies on 28.08.2020.

LESSEE	LESSOR

D-MARKET ELEKTRONİK HİZMETLER VE TİC. A.Ş.	ÜSTÜNKARLI MAKİNE A.Ş.

/s/ D-MARKET Elektronik Hizmetler ve Tic. A.Ş.	/s/ Üstünkarlı Makine A.Ş.